March 4, 2025

Clarence L. Granger
2925 Chateau Way
Livermore, CA 94550

Dear Clarence:

Ultra Clean Holdings, Inc. or any one of its subsidiaries (collectively, "UCT"), is pleased to offer you the interim (not to exceed 6 months), full-time position of Chief Executive Officer. Your start date is tentatively set for March 4, 2025. This will be a Section 16 Officer position.

Should you accept this offer, following are the terms and conditions:

Base Salary. Your annual base salary will be $810,000 USD pro-rated over the period of your service as interim Chief Executive Officer and will be paid bi-weekly per UCT's regular payroll practices and in accordance with all applicable state and federal laws. You will be classified as a regular, full-time exempt employee. You should note that UCT may modify salaries from time to time as it deems necessary.

Management Bonus. Given your anticipated short tenure, you will be eligible for the UCT management bonus plan (the “Plan”) immediately upon start and it will be pro-rated over the period of your service as interim Chief Executive Officer. The Plan sets forth the exclusive means, terms and conditions under which you may receive and earn a bonus under the Plan, which includes a target payout of 110% of your base salary on an annualized basis.

Restricted Stock Units. Subject to the approval of the Compensation and People Committee of UCT’s Board of Directors, UCT intends to grant you an equity award in the form of restricted stock units valued at $900,000 USD (“RSU”). Subject to the terms and conditions of our Amended and Restated Stock Incentive Plan, the RSU’s will vest on the last day of your role as the interim Chief Executive Officer. Your equity award will be granted on the last Friday of the month in which you are hired. The number of shares for your equity award will be determined using a 60-day look back on UCT's stock price the day before your grant date. If you have any questions, please contact Tiffany Kelley at tiffany.kelley@uct.com.

Benefits. UCT will pay the current monthly cost of your and your spouse’s Medicare. You will not be eligible to participate in any other benefits, including 401K. The Company may modify benefits from time to time as it deems necessary.

At-Will Employment. Employment with UCT is “at will”, meaning either you or UCT may terminate the employment relationship at any time, with or without cause, and with or without notice. Given your position, any agreement to employ you for a specified period of time or on other than an “at will” basis is effective only if the agreement is signed by the Board of Directors.

Confidentiality and Non-Disclosure. Employees of UCT work with and/or develop information for UCT’s benefit that is considered confidential in nature. As a result, UCT requires employees to agree not to use or disclose any such confidential information for the benefit of anyone or any entity other than UCT. Once you accept this offer of employment, as part of your onboarding process, you will receive a copy of our Confidentiality and Non-Disclosure Agreement for your review and signature. By signing this agreement, you agree to keep confidential any and all UCT confidential information.

Others. Your role as the interim Chief Executive Officer shall not have any effect on your current role as the Chairman of the Board of Directors, and you agree to continue providing your services as the Chairman of the Board of Directors through the current term expiring on the date of UCT’s 2025 annual meeting of stockholders, and subsequent terms based on election results, or until your earlier death, resignation or removal in accordance with UCT’s bylaws. Upon appointment of a new Chief Executive Officer by the Board of Directors, you agree to resign from your role as the interim Chief Executive Officer as of the effective date of such appointment.

Acceptance. This offer of employment is valid until the close of business three (3) days from receipt, at which time it will expire. This offer of employment is contingent upon your ability to present proof of your eligibility to work in the United States within three (3) working days of your first day of work.

If you find this offer acceptable, please sign and return the copy of this letter to me; you will be able to download a copy for your records. Please feel free to contact me directly at (510) 298-2169 or by email at jamie.palfrey@uct.com if you have questions regarding this offer. We look forward to your acceptance of this offer and welcoming you to UCT.

Regards,

/s/ Jamie J. Palfrey
Jamie J. Palfrey
Chief Human Resources Officer
Ultra Clean Holdings, Inc.

Accepted by:	/s/ Clarence L. Granger
Clarence L. Granger